Exhibit 99.1

BullFrog AI Announces Publication of Data Supporting Potential of Liver Disease Treatment Candidate BF-114

-	The study, led by Dr. Lopa Mishra and published in Cell Reports, provides new mechanistic evidence for role of BF-114 target β2-spectrin in obesity, MASLD, MASH, and HCC

-	The findings suggest that targeting β2-spectrin with BF-114 can prevent the progression of liver diseases

-	New data builds on earlier studies and further supports BF-114’s potential to address major unmet needs in treating obesity-related liver diseases

-	Dr. Lopa Mishra, a globally recognized expert in liver disease, has joined BullFrog AI’s Scientific Advisory Board to provide strategic insights for advancing BF-114

GAITHERSBURG, MD – [INSERT DATE] – BullFrog AI Holdings, Inc. (NASDAQ: BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, today announced the publication of new research in the peer-reviewed journal Cell Reports supporting the potential of BullFrog AI’s drug candidate, BF-114 (SPTBN1 siRNA), in treating a range of liver diseases, including metabolic dysfunction-associated steatotic liver disease (MASLD), metabolic dysfunction-associated steatohepatitis (MASH), and hepatocellular carcinoma (HCC). The research was generated in a study led by Lopa Mishra, MD, Lopa Mishra, MD, professor of medicine, Merinoff Endowed Chair and co-director of the Institute for Bioelectronic Medicine at Feinstein Institutes for Medical Research at Northwell Health, Cold Spring Harbor Laboratory.

“This research strengthens the scientific foundation for BF-114 and its potential role in addressing complex liver diseases,” said Vin Singh, CEO of BullFrog AI. “Dr. Mishra’s work offers compelling evidence that our approach could change the treatment landscape for these metabolic disorders.”

Dr. Mishra’s research demonstrates that β2-spectrin, a protein encoded by the SPTBN1 gene, mediates the effects of environmental factors that drive the progression of MASH. By reducing β2-spectrin levels, BF-114 has been shown to halt the progression of MASLD and MASH in animal models, while also reducing liver damage.

These findings strengthen and extend previously published data from Dr. Mishra’s laboratory that support BullFrog AI’s development of BF-114 for the treatment of obesity and liver diseases.

BullFrog AI plans to leverage its proprietary AI-driven platform to analyze single-cell data from animal models and human patients. This analysis will provide additional mechanistic understanding of the effects of SPTBN1 silencing in obesity and liver disease. The insights gained are expected to inform the continued development of BF-114 and may potentially reveal additional therapeutic applications.

BullFrog AI is also pleased to welcome Dr. Mishra to its Scientific Advisory Board. Dr. Mishra will provide guidance as the Company advances its BF-114 program. Dr. Mishra received her MBBS from the University of London and completed fellowships in Medicine and Gastroenterology at Royal Northern/Whittington Hospital (London), Mount Sinai Medical Center, and Johns Hopkins Hospital. With over 100 peer-reviewed publications relevant to the field and an H-Index of 66, her expertise will be instrumental in guiding the continued development of BF-114.

Dr. Mishra commented, “I am excited to join BullFrog AI’s Scientific Advisory Board and continue our work in targeting SPTBN1. The combination of BullFrog AI’s approach to drug development and the promising results we’ve seen with BF-114 provides a strong foundation for the continued exploration of its potential in treating obesity and liver diseases. I look forward to contributing to the advancement of BF-114 and exploring its multiple therapeutic possibilities.”

About BullFrog AI

BullFrog AI is a technology-enabled drug development company that uses artificial intelligence and machine learning to enable the successful development of pharmaceuticals and biologics. Through its collaborations with leading research institutions, including George Washington University, BullFrog AI is at the forefront of AI-driven drug development. The company’s proprietary bfLEAP™ artificial intelligence platform is being used to develop BF-114 for obesity and liver diseases.

Forward-Looking Statements

This press release contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our expected clinical development activities, the timing of clinical results, the potential benefits and success of our product candidates, and our ability to successfully optimize and scale our platform are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements, including the risks associated with the implementation of our business plan, the development and commercialization of our product candidates, our ability to maintain our existing collaborations and realize the benefits thereof, and those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For more information:

BullFrog AI Holdings, Inc.

Email: info@bullfrogai.com

Phone: (240) 658-6710

www.bullfrogai.com

Investor Relations Contact:

Dave Gentry

RedChip Companies, Inc.

407-644-4256

BFRG@redchip.com